Vertex Reports First-Quarter 2018 Financial Results

-First-quarter 2018 total CF product revenues of $638 million, a 33% increase compared to $481 million in the first quarter of 2017-

-Company reiterates full-year 2018 total CF product revenue guidance of $2.65 to $2.80 billion and combined non-GAAP R&D and SG&A expense guidance of $1.50 to $1.55 billion-

BOSTON -- Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) today reported consolidated financial results for the first quarter ended March 31, 2018 and reviewed recent progress with its approved and investigational medicines. Vertex also reiterated its guidance for full-year 2018 total CF product revenues and combined GAAP and non-GAAP R&D and SG&A expenses.

First-Quarter 2018 Financial Highlights

	Three Months Ended March 31,
	2018	2017	% Change
	(in millions, except per share and percentage data)
TOTAL CF product revenues, net	$638	$481	33%

GAAP collaborative revenues	$2	$233	n/a

GAAP net income	$210	$248	(15)%
GAAP net income per share - diluted	$0.81	$0.99	(18)%

Non-GAAP net income	$196	$101	93%
Non-GAAP net income per share - diluted	$0.76	$0.41	85%

“During the quarter, the number of patients eligible for and being treated with our CF medicines continued to increase and drive revenue and earnings growth. We continued to make significant progress toward our goal of developing new and better medicines for the treatment of CF and other serious diseases,” said Jeffrey Leiden, M.D., Ph.D., Chairman, President and Chief Executive Officer of Vertex. “Our progress was marked by the U.S. approval of SYMDEKO for people with CF ages 12 and older and the initiation of Phase 3 development for VX-659 and VX-445 as part of two different triple combination regimens. In addition, we continued to advance our research and development efforts in other serious diseases, notably in pain and sickle cell disease.”

First-Quarter 2018 CF Net Product Revenues

	Three Months Ended March 31,
	2018	2017
	(in millions)
TOTAL CF product revenues, net	$638	$481

KALYDECO product revenues, net	$250	$186
ORKAMBI product revenues, net	$354	$295
SYMDEKO product revenues, net	$34	$—
Total CF net product revenues increased 33% compared to the first quarter of 2017 driven by the launch of SYMDEKO in the U.S., the uptake of ORKAMBI globally, and continued label expansions for KALYDECO and ORKAMBI.
First-Quarter 2018 R&D and SG&A Expenses

	Three Months Ended March 31,
	2018	2017
	(in millions)
Combined GAAP R&D and SG&A expense	$440	$387

GAAP R&D expense	$311	$274
GAAP SG&A expense	$130	$113

Combined Non-GAAP R&D and SG&A expense	$360	$313

Non-GAAP R&D expense	$260	$227
Non-GAAP SG&A expense	$100	$86
Combined GAAP and non-GAAP R&D and SG&A expenses increased 14% and 15%, respectively, compared to the first quarter of 2017.

•	GAAP and non-GAAP R&D expense increased primarily due to the advancement of the company's portfolio of triple combination regimens for CF.

•	GAAP and non-GAAP SG&A expense increased primarily due to investments to support the treatment of CF patients globally.
Non-GAAP net income increased 93% compared to the first quarter of 2017 largely driven by the strong growth in total CF product revenues. GAAP net income in the first quarter of 2017 included one-time collaborative revenues of $230.0 million from the out-licensing of four oncology programs to Merck KGaA, Darmstadt, Germany in January 2017.

Cash, cash equivalents and marketable securities as of March 31, 2018 were $2.5 billion, an increase of approximately $400 million compared to $2.1 billion as of December 31, 2017.

2018 Financial Guidance
Vertex today reiterated its full-year 2018 total CF product revenue guidance and guidance for combined GAAP and non-GAAP R&D and SG&A expenses as summarized below:

FY 2018
TOTAL CF product revenues	$2.65 - 2.80 billion

Combined GAAP R&D and SG&A expense	$1.80 - 1.95 billion
Combined Non-GAAP R&D and SG&A expense	$1.50 - 1.55 billion

Business Highlights

APPROVED CF MEDICINES
U.S. launch of SYMDEKO ongoing and additional label expansions underway: On February 12, 2018, the U.S. Food and Drug Administration (FDA) approved SYMDEKO for use in people with CF ages 12 and older who have two copies of the F508del mutation or who have at least one mutation that is responsive to tezacaftor/ivacaftor.  The U.S. launch of SYMDEKO is underway and patients are beginning to receive treatment.  Vertex expects approval for the tezacaftor/ivacaftor combination in the European Union (EU) in the second half of 2018.

In addition, Vertex has completed enrollment for a Phase 3 study evaluating the use of tezacaftor/ivacaftor in children with CF ages 6 through 11 who have two copies of the F508del mutation or who have at least one mutation that is responsive to tezacaftor/ivacaftor.  Data are expected in the second half of 2018.

Treating patients at younger ages with CFTR modulators: The company has made significant progress toward intervening with CF medicines earlier in the course of disease progression. Recent highlights include:

•
Submission of supplemental New Drug Application (sNDA) of ivacaftor in children ages 12 to <24 months with a Prescription Drug User Fee Act (PDUFA) action date of August 15, 2018. Additionally, a Marketing Authorization Application (MAA) line extension for ivacaftor in this age group has been submitted to the European Medicines Agency (EMA) with a decision anticipated in the first half of 2019.

•	Ivacaftor is now being evaluated in infants under 12 months of age in a Phase 3 study.

•
New Drug Application (NDA) submission of lumacaftor/ivacaftor in children ages 2 to 5 years old with a PDUFA date of August 7, 2018. Additionally, an MAA line extension for lumacaftor/ivacaftor in this age group has been submitted to the EMA with a decision anticipated in the first half of 2019.

•	A Phase 3 study evaluating lumacaftor/ivacaftor in children with CF ages 12 to <24 months is planned to start in the second half of 2018.

TRIPLE COMBINATION REGIMENS
Phase 3 program of VX-659 and VX-445 underway: In a separate press release today, Vertex announced that it is initiating two Phase 3 studies to evaluate VX-445, tezacaftor and ivacaftor as an investigational triple combination regimen for people with CF ages 12 and older.  The first Phase 3 study will evaluate approximately 360 people with CF who have one copy of the F508del mutation and one minimal function mutation. The second Phase 3 study will evaluate approximately 100 people with CF who have two copies of the F508del mutation and is supported by Phase 2 data that were reported today.

In addition, Vertex announced today that the first patients have been dosed in the Phase 3 study evaluating the investigational triple combination regimen VX-659, tezacaftor and ivacaftor for use in people with CF ages 12 and older who have one F508del mutation and one minimal function mutation.  Enrollment is ongoing.

SICKLE CELL DISEASE & β-THALASSEMIA
Planned initiation of Phase 1/2 trial of CTX001 in β-thalassemia in 2018: CRISPR Therapeutics, together with Vertex, has filed clinical trial applications (CTAs) in various European countries to conduct a Phase 1/2 trial of CTX001, an autologous gene-edited hematopoietic stem cell therapy for patients suffering from β-thalassemia. Approval for the first of these CTAs has been received, and clinical trials are expected to begin in Europe in 2018. The Phase 1/2 trial of CTX001 is designed to assess the safety and efficacy in adult transfusion-dependent β-thalassemia patients. Additionally, the companies plan to submit an Investigational New Drug (IND) Application for CTX001 in sickle cell disease in the U.S. in the first half of 2018.

PAIN
Phase 2 study of VX-150 shows significant relief of acute pain: During the first quarter, Vertex announced positive data from a Phase 2 proof-of-concept study evaluating VX-150, a selective NaV1.8 channel inhibitor, for the treatment of acute pain following bunionectomy surgery. This Phase 2 study was the second positive proof-of-concept study for VX-150. A third Phase 2 study of VX-150 is currently ongoing in neuropathic pain with data expected in early 2019. Vertex also recently initiated a Phase 1 study of a second NaV1.8 inhibitor, VX-128, in healthy volunteers.

Non-GAAP Financial Measures
In this press release, Vertex's financial results and financial guidance are provided in accordance with accounting principles generally accepted in the United States (GAAP) and using certain non-GAAP financial measures. In particular, non-GAAP financial results and guidance exclude (i) stock-based compensation expense, (ii) revenues and expenses related to business development transactions including collaboration agreements, asset acquisitions and consolidated variable interest entities, (iii) non-operating tax adjustments and (iv) other adjustments, including gains or losses related to the fair value of the company's strategic investments in CRISPR and Moderna Therapeutics, Inc. These results are provided as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the company's business, are important in comparing current results with prior period results and provide additional information regarding the company's financial position. Management also uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally and to manage the company's business and to evaluate its performance. The company adjusts, where appropriate, for both revenues and expenses in order to reflect the company's operations. The company provides guidance regarding product revenues in accordance with GAAP and provides guidance regarding combined research and development and sales, general, and administrative expenses on both a GAAP and a non-GAAP basis. The guidance regarding GAAP research and development expenses and sales, general and administrative expenses does not include estimates regarding expenses associated with any potential future business development activities. A reconciliation of the GAAP financial results to non-GAAP financial results is included in the attached financial information.

Vertex Pharmaceuticals Incorporated
First-Quarter Results
Consolidated Statements of Operations Data
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2018	2017
Revenues:
Product revenues, net	$637,729	$480,622
Royalty revenues	1,356	1,551
Collaborative revenues (Note 1)	1,714	232,545
Total revenues	640,799	714,718
Costs and expenses:
Cost of sales	71,613	46,988
Research and development expenses	310,553	273,563
Sales, general and administrative expenses	129,808	113,326
Restructuring (income) expenses	(76)	9,999
Total costs and expenses	511,898	443,876
Income from operations	128,901	270,842
Interest expense, net	(11,097)	(16,765)
Other income (expense), net (Note 2)	96,838	(544)
Income from operations before (benefit from) provision for income taxes (Note 3)	214,642	253,533
(Benefit from) provision for income taxes (Note 3)	(12,659)	3,985
Net income	227,301	249,548
Income attributable to noncontrolling interest (Note 3)	(17,038)	(1,792)
Net income attributable to Vertex	$210,263	$247,756

Amounts per share attributable to Vertex common shareholders:
Net income:
Basic	$0.83	$1.01
Diluted	$0.81	$0.99
Shares used in per share calculations:
Basic	253,231	246,024
Diluted	258,526	248,700

Reconciliation of GAAP to Non-GAAP Net Income
First-Quarter Results
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2018	2017
GAAP net income attributable to Vertex	$210,263	$247,756
Stock-based compensation expense	78,136	68,982
Collaborative and transaction revenues and expenses (Note 4)	24,546	(226,300)
Other adjustments (Note 5)	(95,162)	10,968
Non-operating tax adjustments (Note 6)	(21,859)	—
Non-GAAP net income attributable to Vertex	$195,924	$101,406

Amounts per diluted share attributable to Vertex common shareholders:
GAAP	$0.81	$0.99
Non-GAAP	$0.76	$0.41
Shares used in diluted per share calculations:
GAAP	258,526	248,700
Non-GAAP	258,526	248,700

Reconciliation of GAAP to Non-GAAP Revenues and Expenses
First-Quarter Results
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2018	2017
GAAP total revenues	$640,799	$714,718
Collaborative and transaction revenues (Note 4)	(1,919)	(232,462)
Non-GAAP total revenues	$638,880	$482,256

	Three Months Ended March 31,
	2018	2017
GAAP cost of sales	$71,613	$46,988
Stock-based compensation expense (Note 7)	(813)	—
Non-GAAP cost of sales	$70,800	$46,988

GAAP research and development expenses	$310,553	$273,563
Stock-based compensation expense	(48,488)	(44,837)
Collaborative and transaction expenses (Note 4)	(1,855)	(2,009)
Other adjustments (Note 5)	(218)	(136)
Non-GAAP research and development expenses	$259,992	$226,581

GAAP sales, general and administrative expenses	$129,808	$113,326
Stock-based compensation expense	(28,835)	(24,145)
Collaborative and transaction expenses (Note 4)	(1,175)	(2,004)
Other adjustments (Note 5)	(154)	(833)
Non-GAAP sales, general and administrative expenses	$99,644	$86,344

Combined non-GAAP R&D and SG&A expenses	$359,636	$312,925

	Three Months Ended March 31,
	2018	2017
GAAP interest expense, net and other income (expense), net	$85,741	$(17,309)
Collaborative and transaction expenses (Note 4)	(8)	(34)
Other adjustments (Note 5)	(95,458)	—
Non-GAAP interest expense, net and other (income) expense, net	$(9,725)	$(17,343)

GAAP (benefit from) provision for income taxes	$(12,659)	$3,985
Collaborative and transaction expenses (Note 4)	(6,405)	(391)
Non-operating tax adjustments (Note 6)	21,859	—
Non-GAAP provision for income taxes	$2,795	$3,594

Condensed Consolidated Balance Sheets Data
(in thousands)
(unaudited)

	March 31, 2018	December 31, 2017
Assets
Cash, cash equivalents and marketable securities	$2,477,017	$2,088,666
Accounts receivable, net	327,294	281,343
Inventories	117,346	111,830
Property and equipment, net	800,670	789,437
Intangible assets and goodwill	79,384	79,384
Other assets	151,263	195,354
Total assets	$3,952,974	$3,546,014

Liabilities and Shareholders' Equity
Accounts payable and accruals	$485,293	$517,955
Other liabilities	459,731	415,501
Deferred tax liability	9,636	6,341
Construction financing lease obligation	567,493	563,911
Shareholders' equity	2,430,821	2,042,306
Total liabilities and shareholders' equity	$3,952,974	$3,546,014

Common shares outstanding	254,868	253,253

Note 1: In the three months ended March 31, 2017, collaborative revenues were primarily attributable to a $230.0 million upfront payment earned from our collaboration with Merck KGaA, Darmstadt, Germany.
Note 2: The company recorded a gain of $92.5 million to "Other income (expense), net" in the three months ended March 31, 2018 related to an increase in fair value of our investment in CRISPR Therapeutics AG. The company adopted ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities effective January 1, 2018. Prior to the adoption of ASU 2016-01 on January 1, 2018, changes in the fair value of our investment in CRISPR were recorded to equity on the company's consolidated balance sheets until the related gains and losses were realized; therefore, there was no comparable expense in the three months ended March 31, 2017.
Note 3: The company consolidates the financial statements of one of its collaborators as of March 31, 2018 and December 31, 2017. This VIE is consolidated because Vertex has licensed the rights to develop the collaborator's most significant intellectual property asset. Each reporting period Vertex estimates the fair value of the contingent payments by Vertex to this collaborator. Any increase in the fair value of these contingent payments results in a decrease in net income attributable to Vertex (or an increase in net loss attributable to Vertex) on a dollar-for-dollar basis. The fair value of contingent payments is evaluated each quarter and any change in the fair value is reflected in the company's statement of operations.
Note 4: In the three months ended March 31, 2018 and 2017, "Collaborative and transaction revenue and expenses" primarily consisted of (i) revenues and operating costs and expenses attributable to the company's VIEs, (ii) changes in the fair value of contingent payments due to VIEs, and (iii) collaboration revenues and payments including those related to the company's oncology collaboration with Merck KGaA, Darmstadt, Germany. In the three months ended March 31, 2018 "Collaborative and transaction revenue and expenses" included a $24.0 million increase in the fair value of contingent milestone payments and royalties payable by Vertex to BioAxone that was attributable to Vertex. In the three months ended March 31, 2017, "Collaborative and transaction revenue and expenses" included the $230.0 million upfront payment earned from Merck KGaA discussed in Note 1.
Note 5: In the three months ended March 31, 2018, "Other adjustments" primarily consisted of the increase in fair value of the company's investment in CRISPR Therapeutics AG discussed in Note 2 above as well as a $2.9 million increase in the fair value of our investment in Moderna Therapeutics, Inc. In the three months ended March 31, 2017, "Other adjustments" primarily consisted of restructuring charges related to the company's decision to consolidate its research activities into its Boston, Milton Park and San Diego locations and to close our research site in Canada.
Note 6: In the three months ended March 31, 2018, "Non-operating tax adjustments" consisted of excess tax benefits related to stock-based compensation.  On a GAAP basis, the company recorded an excess tax benefit from income taxes related to stock-based compensation of $21.9 million in the first quarter of 2018 and expects to record excess tax benefits from incomes taxes of a similar nature in the second and third quarter of the 2018.  In the fourth quarter of 2018, the company expects to record on a GAAP basis a provision for taxes related to stock-based compensation equal to the cumulative benefits recorded through the first three quarters of 2018.  As a result, these excess tax benefits and provisions recorded on a quarterly basis are not expected to have any effect on the company's GAAP annual provision for (benefit from) income taxes.  Accordingly, in the first three quarters of 2018, the Company is excluding the excess tax benefits and in the fourth quarter of 2018 will exclude the provision for taxes from its Non-GAAP measures.
Note 7: In the three months ended March 31, 2018 and 2017, “Cost of sales” included $0.8 million and $0.5 million, respectively, in stock-based compensation expense.  Beginning with the first quarter of 2018, the company is adjusting for the stock-based compensation expense recorded in “Cost of Sales” in its reconciliation of "Non-GAAP net income attributable to Vertex" and "Non-GAAP cost of sales".  In its Non-GAAP reconciliation, the company is not adjusting for the stock-based compensation expense recorded in “Cost of Sales” for the first quarter of 2017.

INDICATION AND IMPORTANT SAFETY INFORMATION FOR KALYDECO® (ivacaftor)

KALYDECO (ivacaftor) is a prescription medicine used for the treatment of cystic fibrosis (CF) in patients age 2 years and older who have one mutation in their CF gene that is responsive to KALYDECO. Patients should talk to their doctor to learn if they have an indicated CF gene mutation. It is not known if KALYDECO is safe and effective in children under 2 years of age.

Patients should not take KALYDECO if they are taking certain medicines or herbal supplements such as: the antibiotics rifampin or rifabutin; seizure medications such as phenobarbital, carbamazepine, or phenytoin; or St. John’s wort.

Before taking KALYDECO, patients should tell their doctor if they: have liver or kidney problems; drink grapefruit juice, or eat grapefruit or Seville oranges; are pregnant or plan to become pregnant because it is not known if KALYDECO will harm an unborn baby; and are breastfeeding or planning to breastfeed because is not known if KALYDECO passes into breast milk.

KALYDECO may affect the way other medicines work, and other medicines may affect how KALYDECO works. Therefore the dose of KALYDECO may need to be adjusted when taken with certain medications. Patients should especially tell their doctor if they take antifungal medications such as ketoconazole, itraconazole, posaconazole, voriconazole, or fluconazole; or antibiotics such as telithromycin, clarithromycin, or erythromycin.

KALYDECO can cause dizziness in some people who take it. Patients should not drive a car, use machinery, or do anything that needs them to be alert until they know how KALYDECO affects them. Patients should avoid food containing grapefruit or Seville oranges while taking KALYDECO.

KALYDECO can cause serious side effects including:

High liver enzymes in the blood have been reported in patients receiving KALYDECO. The patient’s doctor will do blood tests to check their liver before starting KALYDECO, every 3 months during the first year of taking KALYDECO, and every year while taking KALYDECO. For patients who have had high liver enzymes in the past, the doctor may do blood tests to check the liver more often. Patients should call their doctor right away if they have any of the following symptoms of liver problems: pain or discomfort in the upper right stomach (abdominal) area; yellowing of their skin or the white part of their eyes; loss of appetite; nausea or vomiting; or dark, amber-colored urine.

Abnormality of the eye lens (cataract) has been noted in some children and adolescents receiving KALYDECO. The patient’s doctor should perform eye examinations prior to and during treatment with KALYDECO to look for cataracts. The most common side effects include headache; upper respiratory tract infection (common cold), which includes sore throat, nasal or sinus congestion, and runny nose; stomach (abdominal) pain; diarrhea; rash; nausea; and dizziness.

These are not all the possible side effects of KALYDECO. Please click here to see the full Prescribing Information for KALYDECO (ivacaftor).

INDICATION AND IMPORTANT SAFETY INFORMATION FOR ORKAMBI® (lumacaftor/ivacaftor) TABLETS

ORKAMBI is a prescription medicine used for the treatment of cystic fibrosis (CF) in patients age 6 years and older who have two copies of the F508del mutation (F508del/F508del) in their CFTR gene. ORKAMBI should only be used in these patients. It is not known if ORKAMBI is safe and effective in children under 6 years of age.

Patients should not take ORKAMBI if they are taking certain medicines or herbal supplements, such as: the antibiotics rifampin or rifabutin; the seizure medicines phenobarbital, carbamazepine, or phenytoin; the sedatives and anti-anxiety medicines triazolam or midazolam; the immunosuppressant medicines cyclosporin, everolimus, sirolimus, or tacrolimus; or St. John’s wort.

Before taking ORKAMBI, patients should tell their doctor about all their medical conditions, including if they: have or have had liver problems; have kidney problems; have had an organ transplant; or are using birth control. Hormonal contraceptives, including oral, injectable, transdermal, or implantable forms should not be used as a method of birth control when taking ORKAMBI. Patients should tell their doctor if they are pregnant or plan to become pregnant (it is unknown if ORKAMBI will harm the unborn baby) or if they are breastfeeding or planning to breastfeed (it is unknown if ORKAMBI passes into breast milk).

ORKAMBI may affect the way other medicines work and other medicines may affect how ORKAMBI works. Therefore, the dose of ORKAMBI or other medicines may need to be adjusted when taken together. Patients should especially tell their doctor if they take: antifungal medicines such as ketoconazole, itraconazole, posaconazole, or voriconazole; or antibiotics such as telithromycin, clarithromycin, or erythromycin.

When taking ORKAMBI, patients should tell their doctor if they stop ORKAMBI for more than 1 week as the doctor may need to change the dose of ORKAMBI or other medicines the patient is taking.

ORKAMBI can cause serious side effects, including:

Worsening of liver function in people with severe liver disease. The worsening of liver function can be serious or cause death. Patients should talk to their doctor if they have been told they have liver disease as their doctor may need to adjust the dose of ORKAMBI.

High liver enzymes in the blood, which can be a sign of liver injury. The patient’s doctor will do blood tests to check their liver before they start ORKAMBI, every three months during the first year of taking ORKAMBI, and annually thereafter. The patient should call the doctor right away if they have any of the following symptoms of liver problems: pain or discomfort in the upper right stomach (abdominal) area; yellowing of the skin or the white part of the eyes; loss of appetite; nausea or vomiting; dark, amber-colored urine; or confusion.

Breathing problems such as shortness of breath or chest tightness in patients when starting ORKAMBI, especially in patients who have poor lung function. If a patient has poor lung function, their doctor may monitor them more closely when starting ORKAMBI.

An increase in blood pressure in some people receiving ORKAMBI. The patient’s doctor should monitor their blood pressure during treatment with ORKAMBI.
Abnormality of the eye lens (cataract) in some children and adolescents receiving ORKAMBI. For children and adolescents, the patient’s doctor should perform eye examinations before and during treatment with ORKAMBI to look for cataracts.

The most common side effects of ORKAMBI include: breathing problems, such as shortness of breath and/or chest tightness; nausea; diarrhea; gas; increase in a certain muscle enzyme called creatinine phosphokinase; common cold, including sore throat, stuffy or runny nose; fatigue; flu or flu-like symptoms; rash; irregular, missed, or abnormal periods (menses) and increase in the amount of menstrual bleeding.

Side effects seen in children are similar to those seen in adults and adolescents. Additional common side effects seen in children include: cough with sputum, stuffy nose, headache, stomach pain, and increase in sputum.

Please click here to see the full Prescribing Information for ORKAMBI.

INDICATION AND IMPORTANT SAFETY INFORMATION FOR SYMDEKO™ (tezacaftor/ivacaftor and ivacaftor) TABLETS

SYMDEKO is a prescription medicine used for the treatment of cystic fibrosis (CF) in patients aged 12 years and older who have two copies of the F508del mutation, or who have at least one mutation in the CF gene that is responsive to treatment with SYMDEKO. Patients should talk to their doctor to learn if they have an indicated CF gene mutation. It is not known if SYMDEKO is safe and effective in children under 12 years of age.

Patients should not take SYMDEKO if they take certain medicines or herbal supplements such as: the antibiotics rifampin or rifabutin; seizure medicines such as phenobarbital, carbamazepine, or phenytoin; St. John's wort.

Before taking SYMDEKO, patients should tell their doctor if they: have or have had liver problems; have kidney problems; are pregnant or plan to become pregnant because it is not known if SYMDEKO will harm an unborn baby; are breastfeeding or planning to breastfeed because it is not known if SYMDEKO passes into breast milk.

SYMDEKO may affect the way other medicines work, and other medicines may affect how SYMDEKO works. Therefore, the dose of SYMDEKO may need to be adjusted when taken with certain medicines. Patients should especially tell their doctor if they take antifungal medicines such as ketoconazole, itraconazole, posaconazole, voriconazole, or fluconazole; or antibiotics such as telithromycin, clarithromycin, or erythromycin.

SYMDEKO may cause dizziness in some people who take it. Patients should not drive a car, use machinery, or do anything that requires alertness until they know how SYMDEKO affects them.

Patients should avoid food or drink that contains grapefruit or Seville oranges while they are taking SYMDEKO.

SYMDEKO can cause serious side effects, including:

High liver enzymes in the blood, which have been reported in people treated with SYMDEKO or treated with ivacaftor alone. The patient's doctor will do blood tests to check their liver before they start SYMDEKO, every 3 months during the first year of taking SYMDEKO, and every year while taking SYMDEKO. Patients should call their doctor right away if they have any of the following symptoms of liver problems: pain or discomfort in the upper right stomach (abdominal) area; yellowing of the skin or the white part of the eyes; loss of appetite; nausea or vomiting; dark, amber-colored urine.

Abnormality of the eye lens (cataract) in some children and adolescents treated with SYMDEKO or with ivacaftor alone. If the patient is a child or adolescent, their doctor should perform eye examinations before and during treatment with SYMDEKO to look for cataracts.

The most common side effects of SYMDEKO include headache, nausea, sinus congestion, and dizziness.

These are not all the possible side effects of SYMDEKO. Please click here to see the full Prescribing Information for SYMDEKO.

About Vertex
Vertex is a global biotechnology company that invests in scientific innovation to create transformative medicines for people with serious and life-threatening diseases. In addition to clinical development programs in CF, Vertex has more than a dozen ongoing research programs focused on the underlying mechanisms of other serious diseases.

Founded in 1989 in Cambridge, Mass., Vertex's headquarters is now located in Boston's Innovation District. Today, the company has research and development sites and commercial offices in the United States, Europe, Canada and Australia. Vertex is consistently recognized as one of the industry's top places to work, including being named to Science magazine's Top Employers in the life sciences ranking for eight years in a row.

For additional information and the latest updates from the company, please visit www.vrtx.com.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including, without limitation, Dr. Leiden's statements in this press release, the information provided in the sections captioned "2018 Financial Guidance" and statements regarding (i) the timing and expected outcome of regulatory applications, including NDAs and MAAs and (ii) the development plan and timelines for our product development candidates, including tezacaftor in combination with ivacaftor and our next-generation triple combination regimens. While Vertex believes the forward-looking statements contained in this press release are accurate, these forward-looking statements represent the company's beliefs only as of the date of this press release and there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements. Those risks and uncertainties include, among other things, that the company's expectations regarding its 2018 CF net product revenues and expenses may be incorrect (including because one or more of the company's assumptions underlying its expectations may not be realized), that data from the company's development programs may not support registration or further development of its compounds due to safety, efficacy or other reasons, and other risks listed under Risk Factors in Vertex's annual report and quarterly reports filed with the Securities and Exchange Commission and available through the company's website at www.vrtx.com. Vertex disclaims any obligation to update the information contained in this press release as new information becomes available.

Conference Call and Webcast
The company will host a conference call and webcast today at 4:30 p.m. ET. To access the call, please dial (866) 501-1537 (U.S.) or +1 (720) 545-0001 (International). The conference call will be webcast live and a link to the webcast can be accessed through Vertex's website at www.vrtx.com in the "Investors" section under "Events and Presentations." To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the scheduled webcast. An archived webcast will be available on the company's website.

(VRTX-E)

Vertex Contacts:
Investors:
Michael Partridge, 617-341-6108
or
Eric Rojas, 617-961-7205
or
Zach Barber, 617-341-6470

Media:
617-341-6992
mediainfo@vrtx.com